Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A RBC Funds Trust of our reports dated May 25, 2018, relating to the financial statements and financial highlights, which appears in RBC Emerging Markets Equity Fund’s, RBC Emerging Markets Small Cap Equity Fund’s, RBC Emerging Markets Value Equity Fund’s, RBC Global Opportunities Fund’s, RBC International Opportunities Fund’s, RBC Short Duration Fixed Income Fund’s, and RBC Ultra-Short Fixed Income Fund’s Annual Report on Form N-CSR for the year ended March 31, 2018. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm,” “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, MN

July 25, 2018